 Exhibit 5.1

Our ref:  ADN/788828-000001/76146063v1

FTAI Aviation Ltd. PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

29 May 2025

FTAI Aviation Ltd.

We have acted as counsel as to Cayman Islands law to FTAI Aviation Ltd. (the "Company") in connection with the Company's registration statement on Form S-8, including all amendments or supplements thereto (the "Form S-8"), filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended (the "Registration Statement") relating to the registration of up to 5,750,000 ordinary shares of a par value of US$0.01 each in the capital of the Company ("Shares").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1
The certificate of incorporation with respect to the Company dated 8 December 2017, the certificate of incorporation on change of name with respect to the Company dated 10 November 2022 and the amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 9 November 2022 (the "Memorandum and Articles").

1.1	The written resolutions of the board of directors of the Company dated 15 April 2025 (the "Resolutions").

1.2	The minutes (the "Minutes") of the meeting of the shareholders of the Company held on 29 May 2025 (the "Meeting").

1.2	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 28 May 2025 (the "Certificate of Good Standing").

1.3	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").

Maples and Calder (Cayman) LLP

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1.4	The Registration Statement.

1.5	The FTAI Aviation Ltd. 2025 Omnibus Incentive Award Plan (the "Plan").

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1
Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3
There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.

2.4
There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.  Specifically, we have made no independent investigation of the laws of the State of New York or Delaware.

2.5
The Company has received or will receive money or money's worth in consideration for the issue of the Shares, and none of the Shares have been or will be issued for less than par value.  At the time of issue of the Shares, the Company will have sufficient authorised share capital to accommodate the issue of the Shares.

2.6
No monies paid to or for the account of any party under the Registration Statement or the Plan or any property received or disposed of by any party to the Registration Statement or the Plan in connection with the Registration Statement or the Plan or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2
The Shares to be issued by the Company as contemplated by the Registration Statement have been duly authorised for issue and when such Shares are issued by the Company in accordance with the Memorandum and Articles, the Registration Statement and the Plan and upon payment in full being made therefor as contemplated in the Registration Statement and the Plan and such Shares being entered as fully-paid on the register of members of the Company, such Shares will be validly issued, fully-paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1
To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2
Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3
In this opinion letter, the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.4
We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Shares and express no opinion or observation upon the terms of any such document.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

FTAI Aviation Ltd.
PO Box 309, Ugland House
Grand Cayman KY1-1104
Cayman Islands

29 May 2025

To:	Maples and Calder (Cayman) LLP PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

To Whom it May Concern

FTAI Aviation Ltd. (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law.  Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion.  I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3
The Minutes are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The Resolutions and the resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.

5
There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement or the Plan.

6
The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows: Joseph P. Adams, Jr, Paul R. Goodwin, Judith A. Hannaway, A. Andrew Levison Ray M. Robinson and Martin Tuchman.

7
The Company has received or will receive money or money's worth in consideration for the issue of the Shares, and none of the Shares have been or will be issued for less than par value.  At the time of issue of the Shares, the Company will have sufficient authorised share capital to accommodate the issue of the Shares.

8
The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

9
Prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

10
Prior to, at the time of, and immediately following the approval of the transactions that are the subject of the Registration Statement and the Plan, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions that are the subject of the Registration Statement and the Plan for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

11
Each director of the Company considers the transactions contemplated by the Registration Statement and the Plan to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

12
To the best of my knowledge and belief, having made due inquiry, the Company is not subject to material legal, arbitral, administrative or other proceedings in any jurisdiction and no such proceedings have been threatened against the Company.  No steps have been taken to commence the winding up, dissolution or de-registration of the Company nor have the directors or the Shareholders taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up, dissolve or de-register the Company or to appoint restructuring officers or interim restructuring officers in respect of the Company, and no receiver has been appointed over any of the Company's property or assets.

13
To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact which may properly form the basis for an application for an order for rectification of the Company's register of members (shareholders).

(Signature page follows)

2

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Joseph P. Adams
Name:	Joseph P. Adams
Title:	Director

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